EXHIBIT 5.1

OPINION OF PILLSBURY WINTHROP SHAW PITTMAN LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP

4 Embarcadero Center

San Francisco, California, 94111

August 24, 2015

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Renewable Energy Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 1,675,000 shares of common stock, par value $.001 per share (the “Common Stock”), of the Company, all of which are to be offered and sold by IRI Holdings, Inc. (Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by IRI Holdings, Inc. have been duly authorized and validly issued and are fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP